Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

PROPELL TECHNOLOGIES GROUP, INC.

PROPELL TECHNOLOGIES GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation is hereby amended by replacing ARTICLE FIRST in its entirety with:

“FIRST: The name of the corporation is Pledge Petroleum Corp.”

SECOND:  That the foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by C. Brian Boutte, its Chief Executive Officer, this 16th day of February, 2017.

/s/ C. Brian Boutte

C. Brian Boutte

Chief Executive Officer